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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                        Splash Technology Holdings, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    848623104
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         / / Rule 13d-1(b)
         / / Rule 13d-1(c)
         /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 34 Pages

CUSIP NO.  848623104            13G                      PAGE  2  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Ventures IV, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                          0 shares
          WITH            ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                         691,874 shares
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 34 Pages

CUSIP NO.  848623104                13G                   PAGE  3  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Partners IV, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874  shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 34 Pages

CUSIP NO.  848623104                  13G                PAGE  4  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stamps, Woodsum & Co. IV

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Massachusetts general partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 34 Pages

CUSIP NO.  848623104                  13G                PAGE  5  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Investors III, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 34 Pages

CUSIP NO.  848623104                  13G                PAGE  6  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Subordinated Debt Fund, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 34 Pages

CUSIP NO.  848623104                  13G                PAGE  7  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Partners SD, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 34 Pages

CUSIP NO.  848623104                  13G                PAGE  8  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stamps, Woodsum & Co. III

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Massachusetts general partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 34 Pages

CUSIP NO.  848623104                   13G                PAGE  9  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 E. Roe Stamps, IV

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 34 Pages

CUSIP NO.  848623104                  13G                PAGE  10  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stephen G. Woodsum

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 34 Pages

CUSIP NO.  848623104                13G                  PAGE  11  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Gregory M. Avis

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 34 Pages

CUSIP NO.  848623104                 13G                 PAGE  12  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 John A. Genest

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 34 Pages

CUSIP NO.  848623104                13G                  PAGE  13  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Martin J. Mannion

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 34 Pages

CUSIP NO.  848623104                13G                  PAGE  14  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Bruce R. Evans

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 34 Pages

CUSIP NO.  848623104                13G                  PAGE  15  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Thomas S. Roberts

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 34 Pages

CUSIP NO.  848623104                13G                  PAGE  16  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Walter G. Kortschak

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 34 Pages

CUSIP NO.  848623104                13G                  PAGE  17  OF  34  PAGES

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Joseph F. Trustey

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         691,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         691,874 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 691,874 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.97%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 34 Pages

                                  Schedule 13G


Item 1(a).        Name of Issuer:  Splash Technology Holdings, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  555 Del Rey Avenue, Sunnyvale, CA 94086

Item 2(a). Names of Persons Filing: Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Stamps Woodsum & Co. III and Summit Investors III, L.P. and Messrs.
                  E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John
                  A. Genest, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak and Joseph F. Trustey.

                  Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Summit Partners SD, L.P. is is the sole general partner of Summit Subordinated Debt Fund, L.P., Stamps Woodsum & Co. III is the sole general partner of Summit Partner SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts, Kortschak, and Trustey are individual general partners of Stamps, Woodsum & Co. IV, Stamps, Woodsum & Co. III and Summit Investors III, L.P.

                  As of December 31, 1998, Ernest K. Jacquet was no longer affiliated with any of the "Entities" (as defined below).

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, Summit Investors III, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Stamps, Woodsum & Co. III and Messrs. Stamps, Woodsum, Mannion, Genest, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Summit Subordinated Debt Fund, L.P., and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV are general partnerships organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps,

                              Page 18 of 34 Pages

                  Woodsum, Avis, Mannion, Genest, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value per share.

Item 2(e).        CUSIP Number:848623104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

                  Not Applicable


Item 5.           Ownership of Five Percent or Less of a Class.

                  [ X ] Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, Summit Investors III, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., and Stamps, Woodsum & Co. III (individually an "Entity" and collectively the "Entities") and Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 691,874 shares of Common Stock as of December 31, 1998, which is 5% or less of the Common Stock of Splash Technology Holdings, Inc. based on the 13,929,457 shares of Common Stock reported to be outstanding in a 10-Q filed by Splash Technology Holdings, Inc. for the quarterly period ended September 30, 1998.

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Splash Technology Holdings, Inc. except in the case of Summit Ventures IV, L.P., for the 617,392 shares which it holds of record, in the case of Summit Subordinated Debt Fund, L.P. for the 48,143 shares which it holds of record, and in the case of Summit Investors III, L.P., for the 26,339 shares which it holds of record.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                              Page 19 of 34 Pages

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                             Page of 20 of 34 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 9, 1999

SUMMIT VENTURES IV, L.P.                    SUMMIT SUBORDINATED DEBT
                                            FUND, L.P.
By: Summit Partners IV, L.P.
                                            By: Summit Partners SD, L.P.
By: Stamps, Woodsum & Co. IV
                                            By: Stamps, Woodsum & Co. III
      By:                  *
         -------------------------
              E. Roe Stamps, IV                      By:                  *
              General Partner                           -----------------------
                                                        E. Roe Stamps, IV
                                                        General Partner

SUMMIT PARTNERS IV, L.P.                    SUMMIT PARTNERS SD, L.P.

By: Stamps, Woodsum & Co. IV                By:  Stamps, Woodsum & Co. III

    By:                  *                       By:                      *
       ---------------------------                  ---------------------------
       E. Roe Stamps, IV                            E. Roe Stamps, IV
       General Partner                              General Partner


STAMPS, WOODSUM & CO. IV                    STAMPS, WOODSUM & CO. III
    By:                  *                  By:                           *
       ---------------------------             --------------------------------
       E. Roe Stamps, IV                       E. Roe Stamps, IV
       General Partner                         General Partner


SUMMIT INVESTORS III, L.P.                                                *
                                               --------------------------------
                                               E. Roe Stamps, IV

By: /s/ John A. Genest
   -------------------------------
   General Partner


                    *                                                     *
   -------------------------------             --------------------------------
   Stephen G. Woodsum                          Gregory M. Avis

                              Page 21 of 34 Pages

                    *                          /s/ John A. Genest
   -------------------------------             --------------------------------
   Martin J. Mannion                           John A. Genest


                    *                                                     *
   -------------------------------             --------------------------------
   Walter G. Kortschak                         Bruce R. Evans

                    *
   -------------------------------
   Thomas S. Roberts

                                               *By: /s/ John A. Genest
                                                   ----------------------------
                                                   John A. Genest,
                                                   Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.

                              Page 22 of 34 Pages